March 12, 2014

Securities and Exchange Commission

100 F Street NE

Washington, DC  20549

RE:       Avicenna Global Corp

We have read the statements that we understand Avicenna Global Corp will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC

Certified Public Accountants